Exhibit 99.1

Longs Drug Stores Corporation Reports

First Quarter Fiscal 2005 Results

WALNUT CREEK, Calif. (May 19, 2004) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income of $9.2 million, or $0.25 per diluted share, for the first quarter ended April 29, 2004. This compared with net income for the quarter ended May 1, 2003 of $5.8 million, or $0.16 per diluted share, which included net charges of $5.0 million pre-tax ($3.1 million after-tax, or $0.08 per diluted share) for costs associated with a reduction in force and consolidation of facilities and accelerated depreciation for the abandonment of a pharmacy system related asset; partially offset by a net gain on the sale of property.

Total sales of $1.16 billion for the 13 weeks ended April 29, 2004 were 5.1 percent higher than the $1.10 billion reported for the same period last year. Pharmacy sales were 47.8 percent of total drug store sales during the period compared with 46.9 percent a year ago. Same-store sales increased 2.7 percent with pharmacy same-store sales increasing 3.7 percent and front-end same-store sales increasing 1.9 percent. Prescription sales reimbursed through third parties represented 91.7 percent of total pharmacy sales, up from 91.0 percent a year ago.

During the first quarter ended April 29, Longs Drug Stores repurchased 382,600 shares of common stock at an average price of $18.87 bringing the total number of shares to approximately 900,000 repurchased under the program authorized by the Board of Directors in March of 2003. Current Board authorization allows the company to repurchase another 1.1 million shares through January 2008.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren Bryant said, “This is our third consecutive quarter of earnings growth over the previous year. Our sales performance for the quarter reflects an improving economy and the benefits of the merchandise and marketing programs that we initiated last year in our core categories.”

Bryant said, “We reduced our operating and administrative expense rate again this quarter. This represents the third consecutive quarter that we have reported a lower expense rate compared with the prior year.

“We reported a decline in gross profits this quarter which reflects the effect of our price reductions taken in the second and third quarters of last year as well as our promotional activity and the mix of sales in the front end of the store. In addition, higher advertising and distribution costs compared with last year negatively impacted our gross profits this quarter.

“We remain focused on responding to the changing needs of our customers while improving our productivity and profitability,” Bryant said.

Management Outlook

For the second quarter ending July 29, 2004, Longs estimates total sales will increase in the range of 3 to 5 percent compared with the second quarter last year, with same-store sales increasing in the range of 2 to 4 percent. Given these sales assumptions and the company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.24 to $0.27 per diluted share in the second quarter. By comparison, Longs reported net income of $0.14 per diluted share in the second quarter of last year, which included net charges of $6.8 million pre-tax ($4.1 million after-tax, or $0.11 per diluted share) for costs associated with a Voluntary Separation Program for store managers; accelerated depreciation for the abandonment of a pharmacy system related asset; the write-off of information technology assets; and an increase in the company’s closed store reserves, which were partially offset by a gain on the sale of property.

Longs is reiterating its guidance for the full year ending January 27, 2005. The company estimates total sales will increase in the range of 3 to 5 percent compared with the prior year, with same-store sales increasing in the range of 1 to 3 percent. Given these sales assumptions and continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $1.05 to $1.10 per diluted share in Fiscal 2005. By comparison, Longs reported net income for the fiscal year ended January 29, 2004 of $0.79 per diluted share, which included after-tax net charges of $0.19 per diluted share discussed earlier in this news release.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its first quarter 2005 performance and business outlook. The call will be broadcast live on the company’s Web Site at www.longs.com. A replay of the conference call will be available approximately two hours after the call and available through Thursday, May 27, by dialing 412-858-1440 or toll free 877-344-7529 and using the PIN number 606 followed by the # sign and the conference number 345298 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the company’s Web site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, consumer reaction to remodeled stores, the success of Longs’ advertising and merchandising strategies, labor unrest in the same or competitive industries, the impact of pending or future litigation, natural or manmade disasters, competition from new and existing retail drug stores, maintaining satisfactory relationships with vendors, the ability of the company to execute its previously announced initiatives, action or inaction of legislative or other governmental bodies or agencies, the Company’s ability to achieve real-time visibility into its inventories, and other factors detailed from time to time in the company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The company also cautions readers that the time and/or manner of the scheduled distribution of its first quarter fiscal 2005 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	4/29/2004	5/1/2003
	Thousands Except Per Share
Sales	$1,159,696	$1,103,130
Cost of sales	866,739	818,023

Gross profit	292,957	285,107

Operating and administrative expenses	253,023	250,520
Depreciation and amortization	21,517	21,796

Operating income	18,417	12,791
Interest expense	3,750	3,559
Interest income	(152)	(115)

Income before income taxes	14,819	9,347
Income taxes	5,572	3,514

Net income	$9,247	$5,833

Diluted earnings per common share	$0.25	$0.16

Weighted average number of shares outstanding (diluted)	37,450	37,601

Number of stores, beginning of period	470	455
Stores opened	1	4
Stores closed	0	0

Number of stores, end of period	471	459

Condensed Consolidated Balance Sheets (unaudited)

	04/29/04	05/01/03
	Thousands
Cash and cash equivalents	$54,757	$48,823
Pharmacy and other receivables, net	156,444	133,143
Merchandise inventories (LIFO)	466,627	428,882
Prepaid expenses and other current assets	52,960	39,986

Current assets	730,788	650,834

Property, net of depreciation	614,263	603,906
Goodwill	82,085	82,085
Other non-current assets	10,372	10,986

Total assets	$1,437,508	$1,347,811

Accounts payable and accrued expenses	$305,694	$283,592
Employee compensation and benefits	112,845	92,149
Taxes payable	47,353	21,383
Current portion of long-term debt	101,870	5,025

Current liabilities	567,762	402,149

Long-term debt	109,688	211,558
Deferred income taxes and other long-term liabilities	47,491	34,368
Stockholders’ equity	712,567	699,736

Total liabilities and stockholders’ equity	$1,437,508	$1,347,811

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 13 weeks ended
	04/29/04	05/01/03
	Thousands
Operating Activities:
Net income	$9,247	$5,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,517	21,796
Changes in assets and liabilities	14,865	(1,211)
Other	(1,471)	4,280

Net cash provided by operating activities	44,158	30,698

Investing Activities:
Net capital expenditures and acquisitions	(22,254)	(29,565)

Financing Activities:
Proceeds from long term borrowings, net	5,130	32,806
Repurchase of common stock	(7,236)	(20,023)
Dividend payments	(5,263)	(5,288)

Net cash provided by (used in) financing activities	(7,369)	7,495

Increase in cash and cash equivalents	14,535	8,628
Cash and cash equivalents at beginning of period	40,222	40,195

Cash and cash equivalents at end of period	$54,757	$48,823